                                   EXHIBIT 11

                               VORNADO REALTY L.P.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                       Three Months Ended             Nine Months Ended
                                  ----------------------------  ----------------------------
                                  September 30,  September 30,  September 30,  September 30,
                                      1997           1996           1997            1996
                                  -------------  -------------  -------------  -------------
Weighted average number of
     Class A units outstanding      52,873,509     48,908,786     52,411,062     48,677,798

Common unit equivalents for
     options after applying
     treasury stock method           1,089,545        198,730      1,215,965        318,392
                                   -----------    -----------    -----------    -----------

Weighted average number of
     Class A units and Class A
     unit equivalents outstanding   53,963,054     49,107,516     53,627,027     48,996,190
                                   ===========    ===========    ===========    ===========


Net income applicable to
     Class A units                 $10,385,000    $14,939,000    $29,008,000    $45,981,000
                                   ===========    ===========    ===========    ===========

Net income per Class A unit        $       .19    $       .31    $       .54    $       .94
                                   ===========    ===========    ===========    ===========

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